Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Info:
Deirdre Skolfield, CFA
Investor Relations
SYNNEX Corporation
(510) 668-3715
deirdres@synnex.com

SYNNEX Corporation Completes Initial Close of IBM CRM Acquisition
Christopher Caldwell promoted to Executive Vice-President and President of Concentrix Corporation

Fremont, Calif., - February 3, 2013 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced the completion of the initial close of the acquisition of IBM’s customer relationship management (CRM) business on January 31, 2014. IBM’s CRM business will be combined with Concentrix, a wholly-owned subsidiary of SYNNEX, to become one of the world’s foremost customer engagement services companies in the $55 billion+ CRM BPO market.
The Company also announced that Christopher Caldwell has been promoted to Executive Vice-President and President of Concentrix Corporation, and will lead the combined organization.
“This transformational acquisition makes Concentrix a global Top 10 player in a growing market,” stated Kevin Murai, President and CEO of SYNNEX Corporation. “Our collective strengths in the CRM BPO market including a strong team of executives and recurring revenues from IBM’s blue-chip client base have created a truly compelling value proposition for our shareholders.”

Concentrix is now a global leader in customer engagement, technology and process innovation, due to the combined scale, tools and industry expertise of IBM and the agility, flexibility, velocity and client focus of Concentrix. Through this acquisition, as well as the ongoing, long-term strategic partnership with IBM as preferred provider for CRM solutions for their clients, Concentrix will provide organizations with the innovative solutions and customer engagement capabilities to differentiate their brand and services from those of their competitors.

“Enabling our clients’ customer strategy and supporting transactions with operational excellence has always been the foundation of our success. This acquisition continues to extend our portfolio, delivery capabilities and geographic reach to help organizations around the world deliver innovative, high-value interactions at every stage of the customer engagement lifecycle” said Chris Caldwell, President, Concentrix Corporation. “Upon final closing, Concentrix will provide customer engagement and industry process services for clients in 10 industry verticals with an expanded global footprint of more than 43,000 staff in over 36 countries.”

Estimated Financial Impact of Acquisition to Consolidated SYNNEX Corporation Financials:

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Approximately $120 million of EBITDA weighted towards the latter part of the first 12 months following the initial close due to a higher cost structure in the near term as the business moves from IBM to Concentrix. The amount excludes one-time acquisition related expenses and restructuring charges.

•	One-time acquisition-related expenses - primarily professional fees and transaction-related expenses -are estimated at $35-45 million for the fiscal year end November 30, 2014.

•	Amortization expense is estimated to be $40 million for fiscal 2014.

•	Depreciation expense is estimated to be $15 million for fiscal 2014.

•	As part of the $505 million purchase price, SYNNEX has delivered approximately 1.27 million shares of SYNNEX common stock valued at $75 million to IBM.

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Interest expense related to the financing of the initial $355 million cash purchase price and working capital needs will approximate $8-10 million for the balance of fiscal year 2014. $75 million of the purchase price payment is deferred until subsequent closings are completed.

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Total revenues from the IBM CRM business will be dependent on the timing of successive closings, the timing of novation of customer contracts, and the fact that some contracts will be conducted under sub-contract from IBM. We expect, however, that successive closings and novation will occur within the next 12 months. Updated U.S. GAAP revenue projections from this transaction will be provided during the Company’s first quarter 2014 earnings release and in subsequent quarters.

•	Excluding one-time acquisition related charges, the one month impact of the IBM CRM business will not be material to SYNNEX’ fiscal first quarter results for the period ended February 28, 2014.

“We are excited about the client base coming over from IBM. After the initial integration and planned expiration of certain lower margin contracts, we expect to grow revenue and earnings for the combined business,” stated Kevin Murai, President and CEO of SYNNEX Corporation. “We have long been committed to delivering high quality, innovative services and this acquisition will significantly extend our portfolio and our delivery capabilities.”

Additional Information:

•	“About Concentrix” and recent news releases at http://www.concentrix.com/

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Acquisition-related news releases and presentation from the initial September 10, 2013 acquisition announce and November 27, 2013 financing announce at the SYNNEX Investor Relations Site at http://ir.synnex.com/

•	Follow Concentrix and SYNNEX on Twitter, Facebook and LinkedIn from the “Social Communities” section of the SYNNEX Global Site at http://www.synnex.com/

About SYNNEX
SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Additional information about SYNNEX may be found online at www.synnex.com.

About Concentrix

Concentrix Corporation is the global business services division of SYNNEX Corporation with award-winning expertise in providing clients with platforms and services to enable their customer strategy. Concentrix Corporation is a wholly owned subsidiary of SYNNEX Corporation (NYSE:SNX), a Fortune 500 company. For more information, please visit www.concentrix.com.

Safe Harbor Statement
Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain statements in this filing including, but not limited to, statements regarding the anticipated benefits of the acquired CRM business, estimated operating results, our competitive position and any statements of assumptions underlying any of the foregoing are forward-looking statements within the meaning of the Private Securities Reform Act of 1995 that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, the risk that the acquisition will not be consummated; failure to receive regulatory approval for the acquisition; risks associated with the acquisition including the ability to successfully integrate employees and operations; diversion of management’s attention; retaining key employees; risks associated with international operations; and other risks detailed from time to time in the reports SYNNEX files with the Securities and Exchange Commission including SYNNEX’ Form 10-K for the year ended November 30, 2013. Copies of reports SYNNEX filed with the SEC are posted on its Web site and are available from SYNNEX without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SYNNEX disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Copyright 2014 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

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